EXHIBIT 10.1

* Confidential Treatment has been

requested for the marked portions of

this exhibit pursuant to Rule 24B-2

of the Securities Exchange Act of

1934, as amended.

PATENT LICENSE AGREEMENT

Between

STC.UNM and ALPINE BIOSCIENCES, INC.

THIS PATENT LICENSE AGREEMENT (the “Agreement”) entered into effective June 30, 2014 (the “Effective Date”) between STC.UNM, a New Mexico 501(c)(3) nonprofit corporation, with its principal office at 801 University Blvd. SE, Suite 101, Albuquerque, New Mexico 87106 (hereinafter referred to as “STC”) and ALPINE BIOSCIENCES, INC., a Delaware corporation with a place of business at 600 Stewart St. Suite 150, Seattle, Washington 98101 (“LICENSEE”).

Effective as of the date set out above, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which are hereby acknowledged, STC and LICENSEE agree:

BACKGROUND

By assignment from The Regents of the University of New Mexico (“University”), STC holds title to and has certain rights and interests in the Licensed Patents. STC desires to have products and services utilizing the Licensed Patents developed and marketed at the earliest possible time in order that such products and services may be available for public use and benefit. LICENSEE desires to obtain rights to use the Licensed Patents for commercial purposes and STC desires to grant certain rights and licenses in and to the Licensed Patents to Licensee, all in accordance with the terms and conditions of this Agreement.

With the exception of the STC Solely-Owned Licensed Patent (as defined below) the Licensed Patents are owned jointly by STC.UNM and Sandia Corporation, a Delaware corporation, manager and operator of Sandia National Laboratories for the United States Department of Energy under contract DE-AC04-94AL85000 (“Sandia”). In accordance with the Sandia—STC—UNM Memorandum of Understanding on Intellectual Property, entered into among Sandia, STC, and University effective August 31, 2006, and fully executed on September 5, 2006, as amended by First Amendment to Sandia—STC—UNM Memorandum of Understanding on Intellectual Property, Sandia, STC, and University have entered into a Commercialization Agreement (as defined below) with respect to each Commercialization Agreement Licensed Patent (as defined below). STC anticipates that Sandia, STC, and University will enter into Commercialization Agreements with respect to one or more of the other Licensed Patents.

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*Confidential Treatment Requested.

ARTICLE I.

DEFINITIONS

When used in this Agreement, the capitalized terms listed below shall have the following meaning:

“Affiliate” means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control, with the person or entity specified. For purposes of this definition, “control” and cognates thereof mean, with respect to an entity, the direct or indirect ownership of (a) at least fifty percent (50%) of the capital stock or share capital entitled to vote for the election of directors of the entity; or (b) at least fifty percent (50%) of equity or voting interests of the entity, or (c) the ability to otherwise direct the management and operations of the entity.

“Agreement” or “License Agreement” means this Agreement, including all Exhibits attached to this Agreement.

“Change-In-Control” means each and all of the following occurrences after the date hereof: (i) the consummation of a merger or consolidation of LICENSEE with any other corporation, other than a merger or consolidation which would result in the voting securities of LICENSEE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than fifty percent (50%) of the total voting power represented by the voting securities of LICENSEE or such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or (ii) the consummation of a sale or disposition by LICENSEE of all or substantially all LICENSEE’s assets, or (iii) the acquisition by any person directly or indirectly, of securities of the LICENSEE representing fifty percent (50%) or more of the total voting power represented by LICENSEE’ s then outstanding voting securities.

“Combination Product” means a Licensed Product or Licensed Service that incorporates at least one other proprietary molecule, compound or other active ingredient, or a proprietary service or method, in each case that is not itself a Licensed Product or Licensed Service in addition to the Licensed Product or Licensed Service (each such other active ingredient, service or method, an “Other Component”). For clarity, all references to “Licensed Products or Licensed Services” in this Agreement shall be deemed to include Combination Products.

“Commercialization Agreement” means a written agreement entered into among Sandia, STC, and University in accordance with the Sandia—STC—UNM Memorandum of Understanding on Intellectual Property, entered into among Sandia, STC, and University effective August 31, 2006, and fully executed on September 5, 2006, as amended by First Amendment to Sandia—STC—UNM Memorandum of Understanding on Intellectual Property.

“Commercialization Agreement Licensed Patent” means a Licensed Patent that, as specified on attached Exhibit A, is subject to and covered by a Commercialization Agreement as of the Effective Date.

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“Commercial Sublicense” means any sublicensing agreement or arrangement between LICENSEE or a Licensed Affiliate and a third party by which the third party is licensing the Licensed Patents primarily for its own commercial development of Licensed Products or to provide Licensed Services. The holder of a Commercial Sublicense is a “Commercial Sublicensee.”

“Common Stock” means the LICENSEE’s common stock.

“Compassionate Use Program” means the use of a Licensed Product or a Licensed Service as an investigational drug in accordance with applicable law outside of a clinical trial to treat a patient with a serious or immediately life-threatening disease or condition who has no comparable or satisfactory alternative treatment options.

“Effective Date” means the date set out on the opening paragraph of this Agreement.

“Exclusive License” means a license as to which STC agrees that on and after the Effective Date, STC will not grant any additional rights or licenses to third parties with respect to a Licensed Patent or itself practice the inventions claimed therein for commercial purposes.

“Field of Use” means all fields of use, subject, however, to certain exceptions applicable to the Commercialization Agreement Licensed Patents as set forth in Section 2.3, below.

“First Commercial Sale” means the first transaction following launch of the applicable Licensed Product that results in either (i) Net Sales to the LICENSEE or a Licensed Affiliate or (ii) results in Sublicense Income based upon (A) the sale or other disposition of Licensed Products by the Commercial Sublicensee or a sublicensee of a Commercial Sublicensee, or (B) the performance of Licensed Services by a Commercial Sublicensee or a sublicensee of a Commercial Sublicensee (with the definitions of “sale or other disposition” and “otherwise disposed of” having the meanings set out in the definition of “Net Sales” below, but as applied to activities of the Commercial Sublicensee).

“Net Sales” means the gross payments and other consideration accrued or received by LICENSEE or a Licensed Affiliate (but not Commercial Sublicensees) for: (i) the sale or other disposition of Licensed Products; or (ii) the performance of Licensed Services. The expression “other disposition” or “otherwise disposed of” with respect to Licensed Products means Licensed Products not sold but delivered by LICENSEE to others regardless of the basis for compensation. Where Licensed Products are not sold, but are otherwise disposed of, Net Sales from such products for the purpose of computing royalties will be the selling price at which Licensed Products are currently being offered for sale by LICENSEE, or its Licensed Affiliates or Commercial Sublicensees. Where Licensed Products are not currently being offered for sale by LICENSEE, its Licensed Affiliates, or Commercial Sublicensees, Net Sales from such products for the purposes of determining royalties shall be the fair market value of such products.

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In the event that Licensed Products or Licensed Services are Combination Products, the Net Sales of such Combination Product, for the purposes of computing royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Products or Licensed Services included as components or constituent of such Combination Product and B is the average sale price of the Other Components when sold separately. If the Other Components are not sold separately, Net Sales for the purposes of computing royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D, where C is the fair market value of the Licensed Products or Licensed Services included as components or constituent of such Combination Product, and D is the fair market value of all Other Components included in the Combination Product.

Notwithstanding the foregoing, Net Sales shall not include gross payments or other consideration received by LICENSEE or a Licensed Affiliate from the sale of other disposition of Licensed Products or the performance of Licensed Services: (a) sold or used for development purposes; provided that such sales or uses are in accordance with a written agreement that sets out the compensation for the development activities and such compensation is reasonable in light of the circumstances; or (b) sold or used in connection with a Compassionate Use Program or patient assistance program or in reasonable and customary quantities as commercial samples; or (c) provided to a Licensed Affiliate or a Commercial Sublicensee if either: (i) the Licensed Affiliate or Commercial Sublicensee uses such Licensed Products or Licensed Services in a manner described in (a) or (b), above; or (ii) Net Sales with respect to such Licensed Products or Licensed Services are deducted by the Licensed Affiliate pursuant to (A) or (B) below; or (iii) the amounts received by LICENSEE or a Licensed Affiliate under a Commercial Sublicense for such Licensed Products or Licensed Services are not included as Sublicense Income pursuant to subsections (a) through (d) of the definition of “Sublicense Income” below; or (iv) a royalty will be payable to STC under Section 4.3 or under Section 4.2 upon the sale or other disposition of the Licensed Product or the performance of Licensed Services by the Licensed Affiliate or Commercial Sublicensee.

In determining Net Sales with respect to a Licensed Product or a Licensed Service the LICENSEE and its Licensed Affiliate may exclude the following items: (1) trade, quantity and cash discounts; (2) packing, freight, transportation and insurance charges, in each case as separately charged and enumerated on an invoice to customers; and (3) import, export, sales, use and value added taxes, and customs or excise duties or other duties relating to sales, in each case as separately charged and enumerated on an invoice to customers.

In addition, LICENSEE and its Licensed Affiliates may deduct from Net Sales in any reporting period under Section 5.1 amounts LICENSEE or the Licensed Affiliate pays or credits or otherwise allows during that reporting period for: (A) write offs for bad debts with respect to Licensed Products or Licensed Services for which a royalty was paid to STC in a prior reporting period; (B) with respect to the current reporting period and with respect to Licensed Products or Licensed Services sold or otherwise disposed for which a royalty was paid to STC for any prior reporting period, price adjustments, billing errors, damaged or defective goods, recalls, returns, rebates, and chargeback rebates or similar payments to wholesalers or other distributors. Any royalty income or other consideration for a Commercial Sublicense that is subject to Section 4.2 hereof shall not be deemed to be “Net Sales” hereunder.

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“Indemnitees” means STC, STC’s employees, officers, and directors, University, University’s employees, Sandia, Sandia’s employees, officers and directors, and the Inventors, and their respective heirs, executors, administrators, and legal representatives.

“Inventors” means [*]

“Licensed Affiliate” means an Affiliate of the LICENSEE designated by the LICENSEE as a Licensed Affiliate in a notice provided to STC in accordance with Article XV of this Agreement. An entity designated as a Licensed Affiliate shall remain a Licensed Affiliate until the earlier of the date: (a) such entity is no longer an Affiliate of the Licensee; and (b) LICENSEE gives notice to STC that such entity is no longer designated as a Licensed Affiliate.

“Licensed Patents” means all rights in inventions or discoveries covered by or embodied in the patents and patent applications listed on attached Exhibit A, and all divisions, substitutions, continuations, continuations-in-part (but only to extent the claims thereof are enabled by disclosure of and name the same Inventors and assignees as the parent application), reissues, renewals, reexaminations or extensions thereof, any patents that issue thereon, and existing and future foreign patent applications and patents that correspond thereto. To the extent any continuation-in-part is enabled by disclosure of the parent application but names at least one new Inventor, the parties agree to discuss in good faith adding such continuation-in-part as a Licensed Patent under this Agreement.

“Licensed Products” means products, the development, manufacture, use, or sale of which would, but for the license granted to LICENSEE under this Agreement, infringe a Valid Claim.

“Licensed Services” means services that make use of the Licensed Patents in a manner which would, but for the license granted to LICENSEE under this Agreement, infringe a Valid Claim.

“Licensed Territory” means worldwide.

“Other STC/Sandia Jointly Owned Licensed Patents” means a Licensed Patent as specified on attached Exhibit A that, as of the Effective Date, is not the subject to or covered by a Commercialization Agreement.

“Regulatory Approval” means approval, clearance, certification, or permission of the U.S. Food and Drug Administration (the “FDA”) for the marketing, sale, or use of a Licensed Product (including 510(k) premarket notification, premarket approval, and qualification for the humanitarian device exemption) or the comparable approval, clearance, certification, or permission under the laws of any foreign country or jurisdiction, including but not limited to any classification of CE Mark or certification in Europe. The term Regulatory Approval does not include approval, clearance, certification, or permission of the FDA or a comparable foreign agency to use Licensed Products in research or development (including in a clinical trial), or in a Compassionate Use Program or other charitable program.

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*Confidential Treatment Requested.

“Related IND Application” means the filing of an investigational new drug application with the United States Food and Drug Administration with respect to a Licensed Product or a Licensed Service.

“Sublicense Income” means all amounts accrued or received by LICENSEE or a Licensed Affiliate under a Commercial Sublicense, in consideration of the granting of the sublicense of the Licensed Patents, net of any sales taxes (paid or payable, including value added tax) imposed upon LICENSEE or the Licensed Affiliate and not reimbursed or paid by a third party with respect to such amounts, as consideration under the Commercial Sublicense, including, without limitation, license fees or maintenance fees. Sublicense Income shall not include amounts received by LICENSEE or a Licensed Affiliate for: (a) research and development activities conducted after the date of the Commercial Sublicense related to the Licensed Patents, Licensed Products or Licensed Services, including without limitation pre-clinical and clinical studies, provided that the research and development activities are performed in accordance with a written agreement that sets out the compensation for the development activities and such compensation is reasonable in light of the circumstances; (b) equity interests in the LICENSEE; (c) Licensed Products purchased from LICENSEE or a Licensed Affiliate which generate Net Sales to the LICENSEE or the Licensed Affiliate; provided that the consideration for such Licensed Products is separately stated in the Commercial Sublicense; and (d) reimbursement for patent costs or regulatory filing fees; provided that such reimbursement is separately stated in the Commercial Sublicense. For the avoidance of doubt, royalties received by LICENSEE or a Licensed Affiliate for sales or other disposition of Licensed Products or the provision of Licensed Services by Commercial Sublicensees shall be included in and treated as Sublicense Income.

“STC Solely-Owned Licensed Patent” means [*]

“Valid Claim” means a claim of an issued and unexpired patent, or a claim of a patent application being prosecuted in good faith, in each case included within the Licensed Patents, which claim shall not have been disclaimed, irrevocably abandoned or withdrawn, or held invalid, unpatentable, or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction, and which shall not have been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise.

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*Confidential Treatment Requested.

ARTICLE II.

GRANT OF LICENSES

2.1 Subject to the terms and conditions of this Agreement, including the reservations set out in Sections 2.2, 2.3, 2.6, 2.7, and 2.9, below, STC hereby grants to LICENSEE, to the extent of the Field of Use (subject to the provisions of Section 2.3, below) and Licensed Territory, an Exclusive License under the Licensed Patents to: (i) make, use, sell, offer for sale, and import Licensed Products and to provide Licensed Services; and (ii) to grant Commercial Sublicenses allowing a Commercial Sublicensee to make, use, sell, offer for sale, and import Licensed Products and to provide Licensed Services in accordance with the provisions of Section 2.6 below.

2.2 The LICENSEE acknowledges that, except for the STC Solely-Owned Patent, this Agreement grants rights with respect to Licensed Patents that are owned jointly by STC and Sandia, and that as of the Effective Date, STC and Sandia have entered into Commercialization Agreements only with respect to the Commercialization Agreement Licensed Patents. Unless and until STC and Sandia enter into a Commercialization Agreement with respect to the Other STC/Sandia Jointly Owned Licensed Patents, Sandia retains all rights of a joint patent owner with respect to the Other STC/Sandia Jointly Owned Licensed Patents, including the power to grant licenses with respect to the Other STC/Sandia Jointly Owned Licensed Patents. Following the Effective Date, STC agrees to use commercially reasonable efforts to negotiate and execute a Commercialization Agreement with Sandia with respect to each of the Other STC/Sandia Jointly Owned Licensed Patents. Upon the execution of a Commercialization Agreement by STC and Sandia with respect to an Other STC/Sandia Jointly Owned Licensed Patent, such Other STC/Sandia Jointly Owned Licensed Patent shall be a Commercialization Agreement Licensed Patent under this Agreement. STC shall notify LICENSEE of the execution of each such Commercialization Agreement, and any limitations imposed by Sandia under the Commercialization Agreement, including any fields of use for which Sandia has retained the right to grant licenses. Upon the execution of a Commercialization Agreement by STC and Sandia with respect to an Other STC/Sandia Jointly Owned Licensed Patent, STC shall provide LICENSEE with a revised Exhibit A, reflecting the change of the applicable Other STC/Sandia Jointly Owned Licensed Patent to a Commercialization Agreement Licensed Patent under this Agreement.

2.3 The LICENSEE acknowledges that under the Commercialization Agreements, Sandia has, with respect to certain Commercialization Agreement Licensed Patents, retained the right to grant licenses to third parties except within certain fields of use as specified on attached Exhibit A. Under the Commercialization Agreements, and subject to the provisions of Section 2.7 and 2.9 below, Sandia agreed not to grant licenses to third parties within such fields of use. Consequently, notwithstanding the grant by STC under this Agreement of an Exclusive License with respect to all fields of use, Sandia has the rights to grant additional licenses to third parties with respect to any fields of use other than those specified on attached Exhibit A. For clarity, STC agrees that it shall not grant licenses to third parties under the Licensed Patents for any field of use despite the foregoing rights retained by Sandia.

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2.4 Except as expressly granted by STC to LICENSEE herein, all rights and entitlements in and to the Licensed Patents, whether now existing or that may hereafter come into existence, are reserved to STC.

2.5 This Agreement shall not be construed to confer any rights upon LICENSEE by implication or estoppel.

2.6 LICENSEE acknowledges and consents that, notwithstanding any provision of this Agreement, including the grant of the license granted under Section 2.1 to the Licensed Patents, the rights and licenses granted to LICENSEE under this Agreement to the Licensed Patents are subject to the reservation by University of a permanent, irrevocable, royalty-free, non-exclusive right and license to use and practice the Licensed Patents at University for research, development, and educational purposes, including the right to use and practice the Licensed Patents for research and testing, including research and testing funded by third parties. The foregoing shall not be construed to reserve any right to use and practice a Licensed Patent for commercial applications or to produce Licensed Products or provide Licensed Services in quantities greater than reasonably required for research, development or educational purposes by the University.

2.7 LICENSEE acknowledges and consents that, notwithstanding any provision of this Agreement, including the grant of the license granted under Section 2.1 to the Licensed Patents, the rights and licenses granted to LICENSEE under this Agreement to the Licensed Patents are subject to the reservation by Sandia of a permanent, irrevocable, royalty-free, non-exclusive right and license to use and practice the Licensed Patents: (a) for research, development, and educational purposes; and (b) to non-exclusively license the Licensed Patents as background intellectual property to CRADA Participants and WFO Sponsors solely for use in the conduct of the CRADA or WFO and not for the purposes of making, using, selling, or importing Licensed Products or providing Licensed Services.

2.8 STC also grants to LICENSEE and each Licensed Affiliate the right to sublicense the rights granted to LICENSEE and the Licensed Affiliate under this Agreement to Commercial Sublicensees, and to allow the Commercial Sublicensees to further sublicense such rights. LICENSEE and each Licensed Affiliate shall ensure that all uses of Licensed Patents and all development and distribution of Licensed Products or the provision of Licensed Services by each Commercial Sublicensee and each sublicensee of a Commercial Sublicensee 1) are consistent with the terms and conditions of this Agreement, and 2) return value to LICENSEE or the Licensed Affiliate commensurate, in the reasonable discretion of the LICENSEE or the Licensed Affiliate, with the benefits conferred on the Commercial Sublicensee by the Commercial Sublicense. LICENSEE and each Licensed Affiliate shall provide STC with a copy of each Commercial Sublicense, and any amendments thereto and a copy of each sublicense granted by any Commercial Sublicensee, and amendments thereto, promptly following the execution thereof. STC shall treat Commercial Sublicenses and each sublicense granted by any Commercial Sublicensee as Confidential Information of LICENSEE. LICENSEE and each Licensed Affiliate shall use commercially reasonable efforts to enforce its Commercial Sublicenses in accordance with the terms thereof.

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2.9 The Licensed Patents, or portions thereof, may have been developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE acknowledges that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government may have certain rights in the Licensed Patents. LICENSEE shall take all action necessary to enable STC to satisfy its obligations under any federal law relating to the Licensed Patents, including any right of the United States government to a noncommercial use license. Without limiting the foregoing:

(a) It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Contract No. DE-AC04-94AL85000 United States DOE’s National Nuclear Security Administration, during the course of or under which the inventions described under the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under 48 CFR 952.227-13, to a non-exclusive, non- transferable, irrevocable, paid-up license to practice or have practiced the inventions for governmental purposes. The parties also agree and understand that the United States Government retains “march-in” rights, in accordance with the procedures set forth in 37 CFR 401.6 and any supplemental regulations promulgated by the DOE. Any rights or licenses granted to LICENSEE pursuant to this Agreement shall be subject to such rights.

(b) It is further understood that one or more of the Licensed Patents are subject inventions as defined under 35 U.S.C. §201(e), and that the United States Government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world (and in some cases the right to assign or have assigned foreign patent rights). The parties also agree and understand that the United States Government retains “march-in” rights, in accordance with 35 U.S.C. §203. The parties agree and understand that licensing of the Licensed Patents is subject to other restrictions, including that preferences be given to small business firms (35 U.S.C. §202(c)(7)(D) and for U.S. manufacturing (35 U.S.C. §204).

2.10 The parties agree that, notwithstanding anything to the contrary in Section 7(c)(ii) of the Sponsored Research Agreement by and between the University and LICENSEE, dated as of July 14, 2014 (the “Sponsored Research Agreement”), all patent applications on any inventions or discoveries covering or related to protocells that are owned by STC, and (a) name the same Inventors as any of the Licensed Patents and (b) are developed pursuant to the Sponsored Research Agreement, shall be added to this Agreement as a Licensed Patent and shall be subject to the terms and conditions of this Agreement, including the royalty obligations set out herein, at LICENSEE’s election without the need for any further action by the parties upon the payment by LICENSEE to STC of $[*] for each such Licensed Patent LICENSEE elects to add to this Agreement in accordance with this Section 2.10. Such payment shall be due within thirty (30) days after LICENSEE’s election to add the applicable patent or patent application to this Agreement. STC will promptly notify LICENSEE of any such patent applications. In addition, the parties agree that to the extent that STC owns any rights under patents and patent applications claiming any inventions or discoveries covering or related to protocells but that are not covered by subsections (a) and (b) above, the parties agree to discuss in good faith adding such patents or patent applications as Licensed Patents under this Agreement.

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ARTICLE III.

DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. Throughout the term of this Agreement, LICENSEE shall use commercially reasonable efforts to bring Licensed Products and Licensed Services, in the Field of Use to market, including the obtaining of any required Regulatory Approvals. The Parties acknowledge that this Agreement relates to new technology, and that there are many risks, some unknown and unpredictable, involved in such new technology, and that this Article only obligates the LICENSEE to make efforts that LICENSEE believes in good faith are commercially reasonable at the time given the information known to LICENSEE.

3.2 Lack of Diligence. If STC believes that LICENSEE is not in compliance with Section 3.1, then, STC will so notify LICENSEE in writing. Upon written request by LICENSEE, the parties shall meet to discuss in good faith the basis for such belief and agree upon a corrective action plan regarding LICENSEE’s commercialization efforts within one hundred twenty (120) days of such notice.

3.3 Financial Capability. At all times during the term of this license, LICENSEE shall use commercially reasonable efforts to maintain the financial capability to comply with Section 3.1. In the event that STC reasonably believes that LICENSEE does not possess said capability, LICENSEE shall provide STC with reasonable information regarding LICENSEE’s financial capabilities.

ARTICLE IV.

CONSIDERATION FOR LICENSE AND ROYALTIES

4.1 License Fee. In addition to all other amounts due to STC under this Article IV, LICENSEE shall pay STC the following license fees:

(a) Upfront fee of [*] Dollars ($[*]) due upon execution of this Agreement, of which the sum of [*] dollars ($[*]) shall be credited as paid pursuant to the provisions of that certain Exclusive Option Agreement between the parties dated March 29, 2013, as amended June 24, 2013, August 6, 2013, and January 30, 2014.

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(b) Within thirty (30) days of the Effective Date, LICENSEE shall issue to STC that number of shares of the Common Stock of LICENSEE such that STC will own [*] percent ([*]%) of the aggregate equity ownership of LICENSEE on a non-dilutable basis. Thereafter, at any time the equity ownership of STC in LICENSEE shall fall below [*] percent ([*]%) on a non-dilutable basis, LICENSEE shall issue to STC additional shares of Common Stock of LICENSEE so that at STC owns [*] percent ([*]%) of the aggregate equity ownership of LICENSEE on a non-dilutable basis. STC’s right to maintain ownership of LICENSEE at [*] percent ([*]%) of the aggregate equity ownership of LICENSEE on a non-dilutable basis shall continue until the earlier of: (i) the issuance of equity by LICENSEE for capital received by LICENSEE of an aggregate amount of [*] Dollars ($[*]) in consideration of equity securities of the LICENSEE; or (ii) the consummation of a Change in Control, and upon the earlier of (i) and (ii), STC’s right to maintain ownership of LICENSEE at [*] percent ([*]%) on a non-dilutable basis shall terminate. For clarity, a Change in Control, regardless of the form of such transaction, shall not be treated as an issuance of equity by LICENSEE for capital triggering STC’s right to maintain ownership of LICENSEE at [*] percent ([*]%) requiring the issuance of additional shares of Common Stock to STC as a result of the Change in Control. The term “non-dilutable basis” will be calculated to include conversion of all issued and outstanding securities convertible into ownership interests, and the exercise of all then outstanding options, warrants and other rights to acquire ownership interests, whether or not then exercisable. All Common Shares issued to STC under this Section will be considered fully paid and non-assessable. For purposes of clarity, if LICENSEE issues debt securities convertible into equity securities of the LICENSEE such principal amount of debt securities shall be included in the aggregate amount of capital received in consideration of equity securities of the LICENSEE upon conversion. If requested by LICENSEE, STC shall enter into a mutually agreeable stock issuance agreement with respect to the Common Stock issued to STC.

(c) Milestone payments payable as follows:

(i) LICENSEE shall pay to STC the amount of $[*] on the one-year anniversary date of the first Regulatory Approval of a Licensed Product;

(ii) LICENSEE shall pay to STC the amount of $[*] on the one-year anniversary date of the First Commercial Sale of each Distinct Licensed Product. For purposes of this Section 4(c)(ii), a given Licensed Product shall be distinct from another Licensed Product if the first Licensed Product contains a different active ingredient than does the second Licensed Product; in such case each such Licensed Product would be a Distinct Licensed Product; and

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(iii) In the event of a Change-in Control of the LICENSEE, LICENSEE shall pay to STC the amount of $[*], payable as follows:

a. If the Change in Control occurs prior to December 31, 2016, LICENSEE shall pay to STC: (x) the amount of $[*] upon the earlier of: (1) the filing of the first Related IND Application; and (2) December 31, 2016; and (y) the amount of $[*] upon the earlier of: (1) the filing of the second Related IND Application; and (2) December 31, 2017; or

b. If the Change in Control occurs on or after December 31, 2016 but prior to December 31, 2017, LICENSEE shall pay to STC: (x) the amount of $[*] upon the date of the Change in Control; and (y) the amount of $[*] upon the earlier of: (1) the filing of the second Related IND Application; and (2) December 31, 2017; or,

c. If the Change in Control occurs on or after December 31, 2017, LICENSEE shall pay to STC the amount of $[*] on the date of the Change in Control.

d. If the proceeds received by the LICENSEE or its stockholders in a Change in Control consist (in whole or in part) of shares of a class of capital stock that are publicly traded on a national exchange, the milestone payments pursuant to this Section 4.1(c)(iii) shall, at the LICENSEE’s sole discretion, consist (in whole or in part but in the same ratio as paid or payable to the LICENSEE or the stockholder of LICENSEE) of shares of such class of capital stock issuable to the LICENSEE or its stockholders in such Change in Control. The value of such shares of capital stock shall be deemed to be the average of the closing prices of the securities on such exchange or system over the five (5) trading-day period preceding the execution of the definitive agreement for such Change in Control transaction.

e. For purposes of clarity, the milestone payments due pursuant to this Section 4.1(c)(iii) shall be payable only with regard to the first Change in Control transaction of LICENSEE and no further milestone payments pursuant to this Section 4.1(c)(iii) shall be due and payable for a subsequent Change in Control transaction(s).

(d) License maintenance fees payable as follows:

(i) Five annual payments of $[*] each with the first payment due on the first anniversary of the Effective Date and the fifth payment due on the fifth anniversary of the Effective Date; and

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(ii) $[*] due on the sixth anniversary of the Effective Date and each anniversary of the Effective Date thereafter until the earlier of: (x) the date of the First Commercial Sale of a Licensed Product; or (y) the tenth anniversary of the Effective Date.

4.2 Royalty on Commercial Sublicensing Income. LICENSEE shall pay to STC a royalty on Sublicense Income as follows:

(a) [*]% of Sublicense Income for aggregate Sublicense Income of less than or equal to $[*];

(b) [*]% of Sublicense Income for aggregate Sublicense Income greater than $[*] and less than or equal to $[*];

(c) [*]% of Sublicense Income for aggregate Sublicense Income greater than $[*].

4.3 Royalty on Net Sales. As further consideration for the grant of rights hereunder, LICENSEE shall pay STC an earned annual royalty of [*] percent ([*]%) of Net Sales during each calendar year during the term of this Agreement.

4.4 Minimum Annual Royalties. LICENSEE shall pay STC royalties as stated in Section 4.3, but in no event will royalties for any calendar year during the term of this Agreement under Section 4.3 be less than the following minimum royalties during the calendar years indicated:

(a) $[*] (except as provided in (a)(ii), below) for each calendar year beginning as of the earlier of: (i) the calendar year after the calendar year in which the First Commercial Sale occurs; or (ii) the calendar year beginning January 1, 2024; provided, however, that for the calendar year beginning January 1, 2024, the minimum royalty shall be $[*].

(b) If the First Commercial Sale has not occurred prior to December 31, 2023, with respect to the minimum royalty paid for the 2024 calendar year and for each calendar year thereafter until (and not including) the calendar year that includes the date of the First Commercial Sale, [*] percent ([*]%) of that year’s minimum royalty payment shall be credited against and offset LICENSEE’s obligation to pay royalties under Section 4.3 for the calendar year in which the First Commercial Sale occurs and in subsequent calendar years in excess of the $[*] minimum royalty payment (or the lesser amount as provided in (a)(ii), above) for such year.

[*]

*Confidential Treatment Requested.

(c) In the event that this Agreement is terminated for any reason prior to the end of a calendar year, the minimum royalty payable to STC for the year of termination shall be determined in accordance with the following formula:

TYMR = MR x (DAYS/365)

where:

TYMR is the minimum royalty payable for the year of termination;

MR is the minimum royalty that would have been payable to STC for the year but for the termination: and, DAYS is the number of days of the year of termination prior to the date of termination.

4.5 Reimbursement for Legal and Patent Expenses. Subject to LICENSEE’s right to notify STC that it no longer wishes to reimburse STC for such amounts for one or more patent applications included in the Licensed Patents pursuant to Section 7.1, LICENSEE shall reimburse STC for all reasonable, documented out-of-pocket legal and other fees, costs, and expenses heretofore and hereafter incurred by STC during the term of this Agreement paid in the filing, prosecution, and maintenance of the Licensed Patents in the Licensed Territory as follows:

(a) With respect to such amounts incurred by STC on or after the Effective Date, LICENSEE shall reimburse and pay to STC all such reasonable, documented fees, costs, and expenses within thirty (30) days after STC invoices LICENSEE from time-to-time for the amount of such fees, costs, and expenses;

(b) With respect to such unreimbursed patent costs and expenses incurred by STC prior to the Effective Date, estimated to be [*] Dollars ($[*]), LICENSEE shall reimburse and pay to STC such amount (plus any such additional costs and expenses incurred through the Effective Date) according to the following payment structure:

(i) $[*] due upon execution of this Agreement; and

(ii) the remaining balance due and to be paid in full on the earlier of: (x) the closing by LICENSEE of a Series A financing; (y) 180 days following a Change in Control; or, (z) the first anniversary of the Effective Date.

4.6 Royalty Stacking. If at any time LICENSEE is required to take one or more royalty- bearing licenses under intellectual property rights owned by a third party in order to make, use, manufacture, sell, have sold, offer for sale, export or import Licensed Products in the Licensed Territory, [*]% of amounts paid during any reporting period under Section 5.1 to such third parties shall be applied to and reduce the amount of royalties payable to STC pursuant to Section 4.3 for such reporting period; provided that in no event shall the amount paid to STC during any calendar year be reduced by reason of this Section 4.6 below a royalty rate of [*]% of Net Sales. This provision will apply only to prospective running royalties paid to third parties on the same basis as required by Section 4.3 of this Agreement, and no credit will be allowed for lump-sum license fees, for milestone payments, for minimum annual royalties in excess of accrued royalties, for any amounts paid for past infringement of any third party’s rights or for any amount paid for rights not required to permit LICENSEE to make, have made, use, manufacture, sell, have sold, offer for sale, export and import Licensed Products as provided in this Agreement.

[*]

*Confidential Treatment Requested.

ARTICLE V.

REPORTS AND PAYMENTS

5.1 Not later than the last day of each March, May, August, and November during the term of this Agreement, LICENSEE shall deliver to STC a written report stating for the quarterly period ended the last days of the preceding December, March, June, and September, respectively (each, a “reporting period”):

(a) for Licensed Products, the number of units sold and the Net Sales of LICENSEE and all Licensed Affiliates;

(b) the amount, if any, taken by LICENSEE during the reporting period as a deduction for(A) write offs for bad debts with respect to Licensed Products or Licensed Services for which a royalty was paid to STC in a prior reporting period; (B) with respect to the current reporting period and with respect to Licensed Products or Licensed Services sold or otherwise disposed for which a royalty was paid to STC for any prior reporting period, price adjustments, billing errors, damaged or defective goods, recalls, returns, rebates, and chargeback rebates;

(c) for Licensed Services, a description of the services provided and the Net Sales of the LICENSEE and all Licensed Affiliates from Licensed Services;

(d) the number of units sold or otherwise disposed of by LICENSEE and Licensed Affiliates for Compassionate Use Programs;

(e) for each Commercial Sublicense, the name and address of the Commercial Sublicensee, any reports received by LICENSEE from the Commercial Sublicensee during the reporting period, the consideration received by LICENSEE from the Commercial Sublicensee under the Commercial Sublicense, and the amount of Sublicense Income received from the Commercial Sublicensee under the Commercial Sublicense;

(f) the total amount due to STC from LICENSEE, with supporting calculations.

[*]

*Confidential Treatment Requested.

5.2 With the delivery of each report required under Section 5.1, LICENSEE shall pay to STC all amounts due with respect to the preceding reporting period. In the event that the amounts due as described in Section 4.3 at the end of any calendar year do not equal or exceed the minimum royalty amount specified in Section 4.4 for such calendar year, LICENSEE shall pay to STC, on or before the last day of the following March, the amount required to satisfy the minimum royalty obligation for the preceding calendar year. If no amount is accrued during any reporting period, a written statement to that effect shall be delivered to STC.

5.3 All amounts to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. To the extent that Net Sales received by LICENSEE in any reporting period are received in currencies other than U.S. Dollars, for purposes of calculating the royalties due hereunder, such Net Sales shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of such reporting period, as such rate is determined by the Chase Manhattan Bank of New York. All payments due must be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on STC by any government other than that of the United States, or any political subdivision of such other government, with respect to any amounts payable to STC pursuant to this Agreement, and such taxes, assessments, or other charges must be assumed and paid by LICENSEE.

5.4 Payments required under this Agreement, when overdue, shall bear interest at a rate per annum rate of (1.5% in excess of the prime rate as published by “The Wall Street Journal” at the time such payment is due and until payment is received by STC. The accrual of such interest shall not foreclose STC from exercising any other rights it may have resulting from the failure of LICENSEE to make the payment when due.

5.5 If this Agreement is terminated for any reason before all of the payments provided for have been made (including the minimum royalties for the year in which the Agreement is terminated and any legal and patent expenses incurred by STC prior to the termination date), LICENSEE must submit a terminal report and pay to STC any remaining unpaid balance within thirty (30) days after the date of termination even though the due date as above provided has not been reached.

[*]

*Confidential Treatment Requested.

ARTICLE VI.

RECORDS

6.1 Records of Operations and Audit. LICENSEE, each Licensed Affiliate and each of their Commercial Sublicensees shall keep full and accurate records containing particulars that may be necessary for the purpose of calculating the amounts payable to STC hereunder in sufficient detail to verify the royalty income payable to STC and to further allow such investigation of its operations as may be necessary to determine compliance by the LICENSEE, Licensed Affiliate, and Commercial Sublicensee with the financial obligations under this Agreement in all material respects, as well as the accuracy of the reports and statements furnished hereunder. LICENSEE, each Licensed Affiliate, and each Commercial Sublicensee shall keep these records carefully preserved and available for inspection by a nationally recognized independent accountant (a) selected by STC and reasonably acceptable to the LICENSEE or Licensed Affiliate, with respect to inspections of LICENSEE or Licensed Affiliate’s records or (b) selected by Commercial Sublicensee and reasonably acceptable to STC, with respect to inspections of the Commercial Sublicensee’s records, in each case for a period of at least five (5) years following the end of the calendar year to which they pertain. STC through such independent accountant, shall have the right at its own expense to inspect the records upon reasonable (at least five (5) calendar days) written notice and during regular business hours. If the audit discloses an underpayment of more than (i) five percent (5%) from the amount of the original report or payment calculation, or (ii) $5,000, whichever is greater, LICENSEE shall, in addition to paying to STC any deficiency plus interest thereon in accordance with Section 5.4, reimburse STC for the full cost of the performance of the audit.

[*]

*Confidential Treatment Requested.

ARTICLE VII.

PATENT PROSECUTION AND

MAINTENANCE/LICENSEE PATENT DISPUTES

7.1 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the United States and foreign patent applications and patents included in the Licensed Patents shall be the primary responsibility of and controlled by STC, with consultation and input by LICENSEE by patent counsel selected by STC that is reasonably acceptable to LICENSEE. STC shall diligently prosecute and maintain the United States and foreign patent applications and patents included in the Licensed Patents. STC, or its patent counsel, shall promptly provide LICENSEE with copies of all relevant documentation to keep LICENSEE informed with respect to the prosecution and maintenance of the patent applications and patents included in the Licensed Patents. LICENSEE shall be afforded reasonable opportunities to comment on such documentation and advise STC and cooperate with STC in such prosecution and maintenance and STC will reasonably consider all such comments and advice made by LICENSEE pursuant to this Section 7.1. If LICENSEE should fail to reimburse STC for patent expenses incurred under this Section in accordance with Section 4.5 of this Agreement, STC shall have no further obligation to prosecute or maintain the patent applications and patents included in the Licensed Patents. LICENSEE may, upon ninety (90) days’ advance written notice to STC, advise STC that it no longer wishes to reimburse STC for expenses for filing, prosecuting or maintaining one or more patent applications or patents included in the Licensed Patents. The giving of such notice, however, shall not relieve LICENSEE of its obligation to reimburse STC for such expenses incurred prior to the expiration of the ninety (90)-day period. STC may, at its option, elect to pay such expenses or permit such patent applications and patents included in the Licensed Patents to become abandoned or lapsed. If STC elects to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder. Without limiting the foregoing, STC agrees to file any patent application included in the Licensed Patents or prosecute or maintain any Licensed Patent, in each case as requested by LICENSEE, provided that LICENSEE reimburses STC for patent expenses as set forth above. In the event that such costs are anticipated to be significant in any particular case, STC may require that LICENSEE advance funds to STC.

[*]

*Confidential Treatment Requested.

7.2 Extension of Licensed Patents. LICENSEE may request that STC have the normal term of any patent application or patent included in the Licensed Patents extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Section 4.5. LICENSEE shall assist STC to take whatever action is necessary to obtain such extension. In the case of such extension, royalties payable pursuant to Article IV hereof shall be payable until the end of the extended life of the applicable patent. In the event that LICENSEE does not elect to extend patent application or patent included in the Licensed Patents, STC may, at its own expense, effect the extension of such patent application or patent included in the Licensed Patents with LICENSEE’s prior written consent, not to be unreasonably conditioned, delayed or withheld.

7.3 Licensee Patent Dispute. With respect to any assertion or claim by LICENSEE of the patentability, invalidity, unenforceability, or non-infringement of a Licensed Patent (a “Licensee Patent Dispute”):

(a) Notwithstanding any other provision of this Agreement and specifically notwithstanding Section 12.3 of this Agreement, STC may by written notice to LICENSEE terminate this Agreement in the event that LICENSEE initiates any action, arbitration, or other proceeding arising out of a Licensee Patent Dispute.

(b) Notwithstanding any other provision of this Agreement, in the event that LICENSEE initiates any action, arbitration, or other proceeding arising out of a Licensee Patent Dispute, then effective as of the date such proceeding is initiated:

(i) The royalty rate on Sublicense Income under Section 4.2 shall be increased to [*] times the amount provided for under Section 4.2;

(ii) The royalty rate on Net Sales under Section 4.3 shall be increased to [*] times the amount provided for under Section 4.3 during the pendency of the action, arbitration, or other proceeding, and [*] times the amount provided for under Section 4.3 in the event that any judgment or award in such action, arbitration, or proceeding upholds the validity or enforceability of the Licensed Patent, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patent.

(iii) The minimum annual royalty under Section 4.4 shall be increased to [*] times the amount provided for under Section 4.4 during the pendency of the action, arbitration, or other proceeding, and [*] times the amount provided for under Section 4.4 in the event that any judgment or award in such action, arbitration, or proceeding upholds the validity or enforceability of the Licensed Patent, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patent.

[*]

*Confidential Treatment Requested.

(c) Reports and payments to STC under Section 5.1 shall be made on a monthly basis, with reports and payments for each month due and payable on or before the tenth (10th) day of the following month.

(d) LICENSEE shall reimburse and pay STC its costs, expenses, attorney’s and expert fees, and all other amounts incurred by STC in any action, arbitration or proceeding arising out of a Licensee Patent Dispute in the event that any arbitration award or judgment in such action, arbitration or proceeding upholds the validity or enforceability of the Licensed Patents, or any claim thereof, or determines that LICENSEE has infringed or is infringing the Licensed Patents.

ARTICLE VIII.

ABATEMENT OF INFRINGEMENT

8.1 LICENSEE acknowledges that the Licensed Patents are of great value to STC, and therefore, LICENSEE promises to take all reasonable measures to protect STC’s interests therein. LICENSEE shall not permit any entity, individual or firm to have rights to practice the Licensed Patents, except as authorized in this Agreement.

8.2 Each party shall promptly give written notice to the other party in the event such party learns of: (i) any suspected infringement of a Licensed Patent; or, (ii) the threat of or filing of any declaratory judgment action by a third party alleging the invalidity, unenforceability, or non-infringement of the Licensed Patent.

8.3 LICENSEE shall have the exclusive first right (but not the obligation) to notify an infringer and initiate legal proceedings to abate the infringement of a Licensed Patent within LICENSEE’S Field of Use. STC agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE, if requested to do so by LICENSEE, with all reasonable, documented costs, attorneys’ fees, and expenses of STC to be paid by LICENSEE. Should LICENSEE elect not to institute such an action to enforce the Licensed Patent against infringement within LICENSEE’s Field of Use within ninety (90) days after receipt of written notice from STC of STC’s intention to bring suit for such infringement, STC shall have the right (but not the obligation) at its own expense to take those steps on behalf of itself and LICENSEE, provided that LICENSEE shall have the right to participate at its own expense in any action brought by STC.

[*]

*Confidential Treatment Requested.

8.4 If LICENSEE leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents received by LICENSEE shall first be applied to reimburse LICENSEE’s reasonable, documented unreimbursed expenses of such proceedings and then STC’s reasonable, documented unreimbursed expenses of such proceedings, including, in each case, without limitation, reasonable attorneys’ fees and court costs. Any remainder shall, to the extent the same pertain to an infringement of the Licensed Patents within LICENSEE’s Field of Use, be treated as Net Sales and subject to LICENSEE’s royalty obligations pursuant to Section 4.3 above. If STC leads proceedings to abate and remedy infringement, any monetary recovery from the infringement of Licensed Patents shall be first applied to reimburse STC’s unreimbursed expenses of such proceedings, and then LICENSEE’s unreimbursed expenses of such proceedings, including without limitation, reasonable attorneys’ fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents within LICENSEE’s Field of Use, be treated as Net Sales and subject to LICENSEE’s royalty obligations pursuant to Section 4.3 above.

8.5 In the event that a declaratory judgment action is brought by a third party against STC or LICENSEE alleging invalidity, unenforceability, or non-infringement of the Licensed Patents, STC, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If STC does not exercise this right, LICENSEE may take over the defense of the action at LICENSEE’s expense, either solely or in conjunction with other licensees of STC holding licenses with respect to fields of use of the Licensed Patents other than the Field of Use. STC agrees to participate in such defense as a party, if requested by LICENSEE, with all reasonable, documented costs, attorneys’ fees, and expenses of STC to be paid by LICENSEE. In either case, the non-controlling party as between STC and LICENSEE shall have the right to participate in, comment on, and make recommendations regarding the course of the controlling party’s defense of such declaratory judgment action, which recommendations the controlling party agrees to reasonably consider except to the extent the recommendations would result, in STC’s reasonable determination, in an unwarranted narrowing of the Licensed Patents. The controlling party shall provide to the non-controlling party each document or a draft thereof pertaining to the declaratory judgment action, including but not limited to each communication to opposing counsel, pleading, discovery request, or other court filing as follows: (a) documents received from the court or opposing counsel shall be provided to the non-controlling party promptly after receipt; and (b) for a document to be served upon opposing counsel or filed in court, a draft of such document shall be provided to the non- controlling party sufficiently prior to its filing, to allow for review and comment by the non-controlling party.

ARTICLE IX.

CONFIDENTIALITY

9.1 Except as provided herein, STC shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by or on behalf of LICENSEE or a Licensed Affiliate in writing and marked “Confidential” or that is disclosed by or on behalf of LICENSEE or an Affiliate orally and confirmed in writing as confidential within forty-five (45) days following such disclosure, or which by its nature would reasonably be deemed to be confidential or proprietary (collectively, “Confidential Information”) and shall not use such Confidential Information for any purpose other than those expressly permitted by this Agreement, or reasonably necessary for the performance or the enforcement of this Agreement. Confidential Information shall not include any information that: (i) is already known to the receiving party at the time of disclosure hereunder other than under an obligation of confidentiality, (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, (iii) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (iv) is independently developed by the receiving party without reliance on the Confidential Information of the disclosing party.

9.2 Neither party shall, without the express written consent of the other, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties the financial terms set forth in this Agreement, except upon a subpoena or other court order made with appropriate provision for protection of confidential information or as required by securities or other applicable laws or to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, in each case under circumstances that protect the confidentiality thereof on terms no less strict than those contained in this Agreement. Notwithstanding the foregoing, STC may disclose the financial terms of this Agreement to University, Sandia, and to the Inventors under a duty of confidentiality no less strict than that contained in this Agreement.

[*]

*Confidential Treatment Requested.

ARTICLE X.

LIMITED WARRANTY,

MERCHANTABILITY AND EXCLUSION OF WARRANTIES

(i) Each Party warrants to the other that it has the right and power to enter into this Agreement. STC represents, in good faith and to the best of its knowledge, that: (i) there are not, as of the date of the Effective Date, any claims, demands, suits, or judgments against it that in any manner would or might impair or interfere with STC’s performance of the license granted by STC to LICENSEE under this Agreement; (ii) it has all requisite power and authority to grant the licenses granted to LICENSEE pursuant to Article II; it has not previously granted to any third party any rights that conflict with the licenses granted to LICENSEE pursuant to this Agreement; (iv) it has not received any notification, and does not possess any information reasonably indicating that the Licensed Patents may be invalid or that the exercise of the rights granted hereunder will infringe on any patent or other proprietary right of any third party. Notwithstanding the foregoing, STC does not warrant the validity of any Licensed Patents. STC does not warrant the content contained in the Licensed Patents or that they will be error free or that any defects will be corrected. STC makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE without infringing any rights of any other party. STC makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Patents. STC does not warrant that the Licensed Patents will meet LICENSEE’s or any of LICENSEE’s customer’s specific requirements. LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents.

[*]

*Confidential Treatment Requested.

10.1 EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1, THE LICENSED PATENTS ARE PROVIDED “AS IS.” STC MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS.

ARTICLE XI.

DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1 LICENSEE shall defend, indemnify and hold the Indemnitees harmless from any and all third party claims, demands, actions and causes of action against the Indemnitees, and each of them, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of use, exploitation, distribution, or sale of Licensed Patents or Licensed Products by or through the LICENSEE or its Affiliates or Commercial Sublicensees, whether or not the claims, demands, actions or causes of action are alleged to have resulted, in whole or in part, from the negligent acts or omissions of an Indemnitee, or from acts or omissions of such persons for which an Indemnitee would otherwise be strictly liable. This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other reasonable costs or expenses incurred in connection with the defense of any and all such claims, demands, actions, or causes of action.

11.2 Without limiting LICENSEE’s indemnity obligations, within ninety (90) days of the commercial distribution of any Licensed Product or provision of Licensed Services, or, if applicable, on the date of initiation of any human trials, whichever occurs sooner, LICENSEE shall acquire a liability insurance policy and shall further maintain said policy throughout the term of this Agreement and for three (3) years thereafter, said policy to cover each Indemnitee as a named insured (with right to prior notice of cancellation) for all liabilities, claims, damages, and actions arising from or relating to LICENSEE’s exercise of its license under this Agreement, including but not limited to product liability and other matters within the scope of LICENSEE’s indemnity obligations under this Agreement, said coverage to be in an amount no less than Two Million Dollars ($2,000,000) per occurrence for bodily injury and Five Million Dollars ($5,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

STC shall promptly notify LICENSEE in writing of each claim, demand, action and cause of action for which STC or any Indemnitee intends to claim indemnification under Section 11.1 , cooperate reasonably in any such claim, demand, action or cause of action, and provide, to the extent that such an evaluation is reasonably possible by STC, LICENSEE with STC’s good-faith evaluation of the claim, demand, action or cause of action. STC will not make any admissions or take any actions in such claim, demand, action or cause of action that may prejudice or impair LICENSEE’s ability to defend such claim or suit without LICENSEE’s prior written consent.

[*]

*Confidential Treatment Requested.

11.3 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME, OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR INCIDENTAL DAMAGES ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE XII.

TERM AND TERMINATION

12.1 Term. Unless otherwise extended in writing by mutual agreement of the Parties, this Agreement will remain valid and in force until the expiration date of the last of the Valid Claims of the last to expire of the Licensed Patents. Any extension of the term of this Agreement may include additional provisions or modifications to other provisions of this Agreement as, negotiated and mutually agreed between the Parties.

12.2 Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement in whole or in part, including with respect to specified Licensed Patents in one or more specified jurisdictions, at any time, upon ninety (90) days prior written notice, without cause and for any reason. If LICENSEE terminates this Agreement under this provision, STC will not be under any obligation to return any portion of the consideration paid by LICENSEE to STC prior to or related to the period prior to the date of termination. If such termination is limited to certain Licensed Patents in specified jurisdictions, then LICENSEE’s rights and obligations with respect thereto shall terminate upon expiration of such notice period, but the Agreement shall otherwise continue in full force and effect.

12.3 Termination by STC. In the event of material breach of this Agreement by LICENSEE, STC may at any time provide written notice to LICENSEE of such material breach. If LICENSEE fails to cure the identified material breach within ninety (90) days after the date of the notice, STC may by written notice given to LICENSEE terminate this Agreement. A “material breach” of this Agreement for purposes of this Section 12.3 would include, but not be limited to, the failure to make the reports required under Article V of this Agreement on time or the failure to make the payments or deliveries required under Article IV of this Agreement on time.

[*]

*Confidential Treatment Requested.

12.4 LICENSEE’s Financial Condition. LICENSEE shall immediately notify STC in writing of its intent to take action to: (a) liquidate and/or cease to carry on its business, (b) become “insolvent” (as such term is defined in the United States Bankruptcy Code, as amended from time to time), or (c) voluntarily seek, consent to or acquiesce in the benefits of any bankruptcy or similar debtor-relief laws within thirty (30) days of such action. Upon receipt of such notice, STC may, at its sole option, terminate this Agreement without prejudice to any other remedy to which STC may be entitled at law or in equity or elsewhere under this Agreement, by giving written notice of termination to LICENSEE. Failure by LICENSEE to provide such notice of intent will be deemed a material, pre-petition, incurable breach of this Agreement and the Agreement will terminate automatically on the date of such voluntary or involuntary petition in bankruptcy.

12.5 Effect of Termination on Commercial Sublicenses. Upon termination of the Agreement, any Commercial Sublicenses granted hereunder shall survive, provided that: (a) at the time of such termination, the Commercial Sublicensee of the Commercial Sublicense is not in material default under the Commercial Sublicense; (b) under such Commercial Sublicense the duties and obligations of STC to the Commercial Sublicensee under the Commercial Sublicense are not greater than the duties and obligations of STC under this Agreement; and, (c) upon request by STC, such Commercial Sublicensee promptly agrees in writing to render to STC any performance, including the payment of money due from the Commercial Sublicensee under this Agreement, after the termination and to be bound by the applicable terms of this Agreement.

12.6 Effect of Termination on LICENSEE. Upon termination of this Agreement, LICENSEE shall cease manufacturing, processing, producing, using, or selling Licensed Products and cease providing Licensed Services; provided, however, that notwithstanding the foregoing LICENSEE may complete and continue to sell in the ordinary course of business for a period of one hundred twenty (120) days reasonable quantities of Licensed Products that are fully or partially manufactured at the date of termination and continue to render any previously commenced Licensed Services if (a) all monetary obligations of LICENSEE to STC have been satisfied, and (b) royalties on such sales are paid to STC in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination.

[*]

*Confidential Treatment Requested.

12.7 Survival of Provisions on Termination. The word “termination” and cognate words such as “term” and “terminate” as used in this Article and elsewhere in this Agreement are to be read as omitting from their effect the following rights and obligations, all of which shall survive any termination to the degree reasonably necessary to permit their fulfillment or discharge:

(a) LICENSEE’s obligation to provide financial reports pursuant to Article V for the period through the date of termination, to pay any amounts due hereunder through the date of termination pursuant to Article IV, LICENSEE’s obligation to reimburse STC for legal and patent expenses incurred prior to the date of termination, and LICENSEE’S other obligations under Article V of this Agreement;

(b) Any cause of action or claim of either party accrued, or to accrue, because of any breach or default by the other party; and

(c) The provisions of Articles I, IX, X, XI, XII, XIV and XV of this Agreement.

ARTICLE XIII.

ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the legal representatives and assigns of STC and LICENSEE, provided, however, that any assignment of this Agreement by LICENSEE to a third party may be made only upon prior written consent of STC, which consent may be withheld or conditioned by STC as necessary to prevent prejudice to the Licensed Patents and to preserve the value of the consideration promised by LICENSEE to STC under this Agreement. Notwithstanding the foregoing, LICENSEE may assign this Agreement in its entirety, and all the rights and obligations hereunder, without such prior consent, to an Affiliate or acquirer of all or substantially all of the assets of LICENSEE to which this Agreement pertains, whether by merger, acquisition, asset sale or otherwise, provided that LICENSEE informs STC of such assignment promptly thereafter and provided that the assignee agrees to be bound by all the terms of this Agreement.

ARTICLE XIV.

MISCELLANEOUS

14.1 Export Controls. LICENSEE acknowledges that STC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that STC’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. STC neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, producing, use, selling, or distributing of Licensed Products.

14.4 Independent Contractor. LICENSEE’s relationship to STC shall be that of a licensee only. LICENSEE shall not be the agent of STC and shall have no authority to act for or on behalf of STC in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of STC.

14.5 Patent Marking. To the extent reasonably practical, LICENSEE shall mark Licensed Products sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

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*Confidential Treatment Requested.

14.6 Use of Names. LICENSEE shall obtain the prior written approval of STC, University, Sandia, or the Inventors prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, LICENSEE, STC and Sandia shall have the right to publicize the existence of this Agreement; however, neither LICENSEE nor STC shall disclose the terms and conditions of this Agreement without the other party’s consent, except as required by law or rules of a securities exchange, or to such party’s actual or prospective investors, advisors, strategic partners and investment bankers under confidentiality.

14.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of New Mexico, U.S.A.

14.8 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of New Mexico without regard to its conflicts of laws principles.

14.9 Entire Agreement. This Agreement, including the attached Exhibits, constitutes the entire agreement between STC and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

14.10 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

14.11 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party whose performance is so affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals that may be required.

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*Confidential Treatment Requested.

ARTICLE XV.

NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to STC:	President & CEO STC.UNM 801 University Blvd. SE, Suite 101 Albuquerque, NM 87106 Email:

With a copy to:	Sandia National Laboratories Attention: Licensing Agreements Administrator, Org. 7932 Ref: License # P. O. Box 5800/Mailstop 0114 Albuquerque, NM 87185-0114 Telephone: Facsimile:

If to LICENSEE:	President ALPINE BIOSCIENCES, INC. 600 Stewart St., Suite 1503 Seattle, Washington 98102 Email:

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

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*Confidential Treatment Requested.

IN WITNESS WHEREOF, STC AND LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

STC.UNM		ALPINE BIOSCIENCES, INC.

By:	/s/ Elizabeth J. Kuuttila	By:	/s/ Jay Venkatesan
	Elizabeth J. Kuuttila		Jay Venkatesan
	President & CEO		CEO

Date:	7/30/14	Date:	7/30/14

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*Confidential Treatment Requested.

EXHIBIT A

LICENSED PATENTS

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*Confidential Treatment Requested.